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                                                                    EXHIBIT 10.9

                                   Form of Dealer Agreement between eOn and CSPR



                          MILLENNIUM PARTNER AGREEMENT



This Agreement is entered into as of the____ day of ______, 2002 (the "Effective Date") between eOn Communications Corporation, having a place of business at 4105 Royal Drive NW, Kennesaw, Georgia, 30144 ("eOn") and
_______________________________________________, a__________________
corporation, having its principal office located at____________________________________ ("Millennium Partner").

Whereas eOn is engaged in the sale of telecommunications and customer interaction management systems and software and wishes to appoint Millennium Partner as an authorized organization for the sale and support of certain eOn products within a specified geographical territory; and

Whereas Millennium Partner represents that, it is skilled and experienced at marketing, selling, servicing and supporting products of the type for which it is to be appointed as a Millennium Partner by eOn.

Now, therefore, in consideration of the premises and the mutual obligations herein undertaken, the parties hereto, intending to be legally bound, agree as follows:

I.       DEFINITIONS.

         As used in this Agreement, the following terms shall have the stated meanings:

         A. "Agreement" means this Millennium Partner Agreement, including all Exhibits, referenced documents (if any) and any amendments entered into by the parties by mutual written agreement.

         B. "Price List" means eOn's Authorized Millennium Partner List Price (as amended from time to time by eOn at its discretion) in effect at the time each Millennium Partner order for Products is accepted by eOn in accordance with the terms of this Agreement.

         C. "Point of Distribution eOn" means eOn's distribution facility in the United States.

         D. `Products" refer to the eOn Hardware and Software products sold and/or licensed under this Agreement (as may be amended from time to time by eOn at its discretion). The listing of Products, which is current as of the date of execution of this Agreement, is attached as Exhibit A, incorporated herein by this reference, as amended from time to time by eOn.

         E. "Qualifying Purchase" means the procurement of Products by Millennium Partner for distribution by sale or (as applicable) license in the Territory where (i) the Products were actually delivered during the specified measurement period, or (ii) the Products were not delivered but standard Purchase Orders (e.g. Purchase Orders containing no terms in conflict with the terms of this Agreement and requesting normal quantities and delivery dates) were submitted to eOn at least thirty (30) days prior to the requested delivery date and the requested delivery date was within the specified measurement period. Purchases by Millennium Partner of training literature, documentation, support and similar items from eOn pursuant to


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                  this Agreement also shall constitute Qualifying Purchases. The amount of any Qualifying Purchase shall be determined by utilizing the actual prices paid or payable by Millennium Partner for the Products.

         F. "Software" means the operating system computer programs and related documentation supplied by eOn (whether developed by eOn or acquired or licensed from third parties) under this Agreement, whether delivered electronically or via magnetic tape, floppy disk, hard disk, EPROM, semiconductor device or other memory device, or system memory, including hardwired logic instructions, microcode, and documentation used to describe, maintain and use the programs. Any reference herein to the "sale" by eOn or "purchase" by Millennium Partner or an end-user of Software shall be deemed to mean the licensing of such Software under eOn's standard license terms.

         G. "Hardware" means the computer equipment and peripherals supplied by eOn to Millennium Partner under this Agreement

         H. "Territory" means the geographic locations defined in Exhibit B, in which Millennium Partner is authorized to sell and install the Products.

         I. "End User" means a customer of Millennium Partner for the license of Products in the Territory in accordance with this Agreement.

         J. "Change in Ownership" means sale or transfer of more than twenty-five percent (25%) of the equity and/or the voting control of Millennium Partner.

         K. "Defaulting Party" means a party to this Agreement which fails to fully perform any obligation to be performed by it hereunder.

         L. "Purchase Order"" means a written order delivered by Millennium Partner to eOn conforming with the requirements hereof.

         M. "Trademarks" means all trademarks, trade names and service marks owned by eOn at any time while this Agreement is in effect.

         N. "Program Year" means the twelve (12) month period beginning August 1 through July 31.

II.      APPOINTMENT.

         A. eOn hereby appoints Millennium Partner and Millennium Partner accepts a non-exclusive appointment to sell Products to End-Users and provide support for such Products installed and used in the Territory. Millennium Partner shall not market or distribute the Products for installation outside the Territory without eOn's prior written consent. Millennium Partner shall defend, indemnify and hold eOn harmless from any claim, loss, cost, damage or liability, including attorneys' fees, which results from the unauthorized sale, license or installation of the Products outside of the Territory by Millennium Partner. eOn shall have no obligation to provide support of any kind to Millennium Partner with respect to Products distributed by Millennium Partner for installation outside of the Territory in violation of the terms of this Agreement.

         B. eOn is entering into this Agreement for the specific purpose of facilitating the sale of and providing support for the Products to end users. Millennium Partner agrees to promote, offer to license and/or sell the Products only to end users and not to third parties for resale by such third parties, except with eOn's prior written consent.

         C. Millennium Partner agrees to (i) license and pay for the Products in accordance with the terms and conditions of this Agreement, (ii) use appropriate efforts to solicit orders for, promote and license the Products for installation in the Territory, (iii) render to its customers high quality service and support, and


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                  (iv) provide to such customers the information and assistance they require to make proper and effective use of the Products.

         D. eOn agrees to provide the Products and related support services in accordance with the terms and conditions of this Agreement. eOn reserves the right, upon ninety (90) days prior written notice to Millennium Partner, to cease manufacturing or distributing any or all Products and, without prior notice, to alter or change the design, construction or functionality of the Products. In the event, eOn ceases to manufacture or distribute Products, any orders that were accepted by eOn prior to the ninety-first (91) day of such notice of cessation will be filled in accordance with the terms of the accepted orders.

         E. While this Agreement is in effect and at all times thereafter, eOn shall have the unrestricted right at its sole discretion to sell and/or license Products in the Territory directly and indirectly and to appoint other Millennium Partners in the Territory.

III.     TERM AND TERMINATION.

         A. The term of this Agreement shall commence on the Effective Date and continue for two (2) years thereafter, unless earlier terminated as provided herein.

         B. This Agreement may be terminated at any time by mutual, written agreement of the parties. Termination of this Agreement other than by mutual agreement shall be in accordance with the provisions of one or more of the following
                  Subsections:

                  1. If either party fails to comply with any provision of this Agreement or fails to perform any obligation under this Agreement, the other party may notify the Defaulting Party in writing of the default and the Defaulting Party shall have a period of thirty (30) days from receipt of notice to cure the default. If, at the end of said thirty (30) day period the Defaulting Party has not cured the default, the other party may immediately terminate this Agreement or in the case of the Millennium Partner being the Defaulting Party, eOn may convert Millennium Partner to the appropriate Millennium Partner tier based upon the nature of the default by giving written notice to that effect to the Defaulting Party.

                  2. This Agreement may be terminated by either party, upon written notice of termination to the other, in the event (i) a bankruptcy, reorganization, or insolvency proceeding is initiated against the other party and is not dismissed within thirty (30) days thereafter, (ii) a receiver is appointed for the other party, or (iii) a substantial part of the business assets of the other party are the subject of an attachment, sequestration or other related judicial proceeding.

                  3. This Agreement may be terminated immediately by eOn by written notice to Millennium Partner if Millennium Partner acquires or is acquired by any business entity which sells or develops products or services competitive with the business activities of eOn (Products or services) or its parent, subsidiaries or affiliates.

         C.       In the event of termination of this Agreement pursuant to
                  Section III B, the terminating party shall have the right upon prior written notice to the other party within ten (10) days of termination, to the other, to require full performance by both parties of any Purchase Orders accepted by eOn prior to termination. Upon Agreement termination, except with respect to any such Purchase Orders, all Purchase Orders shall be effective.

         D. Immediately upon Agreement termination, all amounts owing by either party to the other shall become immediately due and payable notwithstanding prior terms of sale, and the owing party shall remit immediately to the other party all sums due and owing to such party.

         E. Termination of this Agreement for any reason shall not relieve either party from any liability that at the time of termination has already accrued to the other party hereto or which thereafter may accrue in respect


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                  of any act or omission prior to termination, or from any
                  obligation which is expressly stated herein to survive termination.

         F If termination is pursuant to Section III B.3 where eOn believes the acquiring party will gain access to confidential and proprietary information of eOn, Millennium Partner shall be able to maintain but not expand previously sold and installed Products.

         G. The parties recognize that termination of this Agreement in accordance with its terms may result in loss or damage to either party but hereby agree that except as expressly set forth in this Agreement, neither party will be liable to the other for any loss or damage resulting from such termination (including, without limitation, special, consequential or indirect loss or any loss of prospective profits or any damages occasioned by loss of goodwill) or by reason of expenditures, investments, leases or commitments made in anticipation of the Agreement continuation.

         H. Upon termination of this Agreement, Millennium Partner shall immediately return to eOn or destroy (and certify in writing to eOn that destruction has occurred) all eOn marketing and product literature, technical documentation and other eOn publications not required for the ongoing service and support of Millennium Partner's installed base of Products in accordance with the terms hereof.

         I. Upon termination of this Agreement, Millennium Partner shall immediately terminate any and all use of the Trademarks.

         J. The provisions of this Agreement relating to Trademarks, Confidentiality, Limitation of Liability, General Indemnity, and Attorneys' Fees shall survive any termination or expiration of this Agreement.

IV.      ORDERS; FEES AND CHARGES.

         A. Submission of Orders. Millennium Partner shall, from time to time, submit written Purchase Orders for Products referencing this Agreement, the Products and quantity ordered, price for the Products including any applicable discounts, and the requested shipment dates. No Purchase Order shall constitute an obligation of eOn until accepted by eOn. eOn shall endeavor to accept Purchase Orders within ten (10) business days of receipt. All Purchase Orders are deemed accepted by eOn upon shipment of the Products by eOn. The terms and conditions of this Agreement shall govern all Purchase Orders and any additional terms and conditions on Millennium Partner's Purchase Order form whether consistent or inconsistent with the provisions hereof shall have no force or effect.

         B. Fees and Charges. The amounts to be paid by Millennium Partner to eOn for Products are the applicable price set forth in the Authorized Millennium Partner Price List, less applicable discounts, more particularly described in Exhibit B. All prices shall be Point of Distribution eOn. eOn may increase or decrease prices on the Price List at any time and from time to time by providing a minimum of thirty (30) days' prior written notice of Price List changes to Millennium Partner. Millennium Partner shall determine for itself the price at which Millennium Partner sells and/or licenses (as applicable) Products to end-users.

         C. Taxes. The amount of any present or future sales, revenue, excise, VAT, use or other taxes, import or export duties, fees, or other charges of any nature, imposed by any public authority (national, state, local or other) applicable to the Products, or the manufacture or sale thereof, shall be added to the purchase price and shall be paid by Millennium Partner, or in lieu thereof, Millennium Partner shall provide eOn with a tax exemption certificate acceptable to the applicable tax authority.

         D. Rescheduling. In the event eOn agrees to reconfigure or change Products, delay shipment, or cancel a Purchase Order for the Products at Millennium Partner's request, eOn shall be entitled to impose


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                  reasonable reconfiguration, change, delay or restocking
                  charges in accordance with eOn's published prices and standard practices.

V.       PAYMENT TERMS.

         A. eOn will invoice Millennium Partner upon placement of an order for Product or delivery of services. Invoices are due and payable upon issuance. Any invoice not paid in full within forty-five (45) days of the invoice date shall bear interest at the rate of 1.5% per month or the maximum lawful rate, whichever is less. All prices are and all payments shall be made in United States dollars.

VI.      PURCHASE OBLIGATION; SHIPMENT AND RISK OF LOSS; CREDIT.

         A. During each twelve (12) month Program Year of this Agreement, Millennium Partner shall make total Qualifying Purchases equal to or exceeding the level specified in Exhibit B of this Agreement. The level of Qualifying Purchases will be prorated accordingly for new Millennium Partners whose appointment occurs after August 1 of a given Program Year. If Millennium Partner fails to make the Qualifying Purchases during any twelve (12) month period, eOn may, at its option, immediately terminate this Agreement or may convert Millennium Partner to the appropriate Millennium Partner level by giving written notice to that effect, to the Millennium Partner.

         B. Purchase Forecasts. Millennium Partner shall provide eOn with a good faith non-binding, monthly forecast of the quantity of Products Millennium Partner expects to purchase each month during the following six (6) months or as deemed appropriate.

         C.       Shipment, Risk of Loss

                  1. Shipment. eOn will make reasonable efforts to deliver the Products to a common carrier by the requested shipment date set forth in the applicable Purchase Order. All freight, insurance, handling, forwarding agent's fees, taxes and storage, and all other charges applicable to the Products from the time they are placed in the possession of a carrier at eOn's dock shall be borne by Millennium Partner. eOn may ship Products in advance of the requested shipment date provided that Millennium Partner's written consent shall be required for any shipment which precedes the requested shipment date by more than five (5) business days. Products may be shipped in a single shipment or in multiple shipments. eOn shall have no liability to Millennium Partner as a result of shipment delays or failure to ship Products on the requested shipment date which delays or failures are not solely caused by eOn.

                  2. Risk of Loss. Millennium Partner shall insure all Products in transit. Possession of and risk of loss for the Products shall pass to Millennium Partner upon delivery to a common carrier at Point of Distribution eOn. Upon receipt of Products by Millennium Partner, Millennium Partner or its agents shall carefully inspect all Products. Millennium Partner shall notify eOn within five (5) business days of receipt of any defects in Products discovered by Millennium Partner.

         D.        1.      eOn shall determine, in its sole discretion, the
                           amount (if any) and terms of credit to grant to Millennium Partner for Product purchases, as a case by case exception to the payment provisions of the Agreement. Any such credit granted may be increased or reduced in amount or discontinued at any time by eOn upon written notice to Millennium Partner.

                  2. In the event that eOn becomes entitled to terminate this Agreement or in the event that Millennium
                           Partner:


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                  i.       fails to issue or maintain any required letters of
                           credit;

                  ii.      fails to provide any required guarantees or security;

                  iii.     allows its account with eOn to become past due; or

                  iv. requests delivery of Products which would cause the total amount owed by Millennium Partner to exceed the credit limits established by eOn, then in addition to all other remedies available to eOn,

                  eOn may withhold further deliveries of Products until Millennium Partner corrects the circumstances which caused eOn to withhold delivery.

         E. Acceptance and endorsement by eOn of any check, draft or other instrument from Millennium Partner for less than the full amount eOn claims to be due and payable shall not be deemed to be an admission of payment in full notwithstanding any conditions to the contrary which are noted thereon.

VII.     SOFTWARE UPDATES, ENHANCEMENTS AND ENGINEERING CHANGE ORDERS.

         A. Software Updates. Software Updates are defined as a change that corrects software errors that could cause a failure of a Product, which are generally made available by eOn to current licensees of the Product who are under a maintenance agreement with eOn. eOn will make Software Updates, along with appropriate notification and Release Notes, available to Millennium Partner during the term of this Agreement. Software Updates will be provided to Millennium Partner after termination of this Agreement subject to the terms hereof.

         B. Software Enhancements. Software enhancements are changes to a Product that increase the functionality or improve performance where such improvements are not required to prevent failure of the Product. Upon release of any Software Enhancement to the Product which such release is generally made available by eOn to current licensees of the Product who are under a maintenance agreement with eOn, eOn will make such Software Enhancement and accompanying Release Notes available to Millennium Partner at its then current published prices for Software Enhancement, less applicable discounts and prompt payment terms.

VIII.    END USER INFORMATION AND SURVEYS.

         A. Upon request from eOn and subject to the Confidentiality provisions of this Agreement, Millennium Partner shall provide eOn with the company name and installation address of end users to enable eOn to maintain a database of all end users of the Products for the purpose of service and support compliance by eOn. A completed Millennium Customer Registration Form will be returned to eOn by the Millennium Partner for each system sold.

         B. Millennium Partner will assist eOn in periodic end-user surveys (a customer satisfaction survey) in the Territory to determine satisfaction with the Products and with Millennium Partner's and eOn's service/support. eOn shall notify Millennium Partner in writing at least thirty (30) days prior to commencing any such survey and will report the results to Millennium Partner. Millennium Partner shall immediately correct any service deficiencies in accordance with the standards established herein.

IX.      OTHER MILLENNIUM PARTNER OBLIGATIONS.

         A. For new Millennium Partners, ( with no prior Millennium reseller relationship with eOn), Millennium Partner will purchase and license from eOn, within thirty (30) days of the Effective Date of this Agreement, the Products set forth in Exhibit C. Products are to be used by Millennium Partner for training, technical support, and sales demonstrations.


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         B.       Upon request from other eOn Millennium Partners or resellers,
                  Millennium Partner will provide prompt assistance in the implementation and support of systems involving Products installed in the Territory. Millennium Partner will be compensated for such assistance and support in accordance with eOn's then current Millennium Partner compensation rates, as applicable.

         C. Insurance. During the term of this Agreement, Millennium Partner will maintain in full force and effect with a company and in such form as is reasonably acceptable to eOn, insurance coverage of the type and in the amounts set forth in Exhibit D, incorporated herein by this reference.

         D. General Indemnity. Millennium Partner will indemnify and hold eOn harmless from and against any and all losses, damages, claims, liabilities, costs and expenses (including reasonable attorneys' fees) resulting from: (i) any breach by Millennium Partner of this Agreement or any agreements between Millennium Partner and its customers relating to Products or service and support thereof; (ii) any claims raised by Millennium Partner's subsidiaries or affiliates or customers in connection with or arising out of the subject matter of this Agreement or any agreements between Millennium Partner (including its subsidiaries or affiliates) and its customers; or (iii) any claims that may be made by reason of any act or omission of Millennium Partner or its subsidiaries or affiliates.

X.       EON SALES SUPPORT.

         A. eOn will assign a Regional Sales Manager (RSM) to support Millennium Partner and serve as the Millennium Partner's primary contact with eOn.

         B. eOn RSM's and other eOn personnel as appropriate, will provide periodic sales training classes (covering both the Products and selling skills) for Millennium Partner's employees to be conducted at eOn's facilities, or at other locations, at eOn's discretion.

XI.      OTHER MILLENNIUM PARTNER BENEFITS.

         A. During the Agreement term, Millennium Partner is authorized to use the following eOn service mark in connection with the marketing, sale and support of the Products as specified in this Agreement: eOn(R) Authorized Millennium Partner. Millennium Partner agrees to make regular and consistent use of the mark in promotional materials, advertising, building signs, business cards, letterhead and the like in a manner acceptable to eOn.

         B. eOn may at its discretion, make available additional marketing programs to eOn Millennium Partners in good standing who meet specific program criteria and qualifications.

XII.     OTHER OBLIGATIONS.

         A. eOn will use all reasonable efforts to maintain and disseminate accurate descriptive information regarding the Products. If Millennium Partner becomes aware of any as inaccurate or incomplete information relating to Products, Millennium Partner will promptly advise eOn in writing of the inaccuracy or incompleteness. eOn will, at its expense, provide revised Product literature with the corrected information.

         B. eOn shall supply Millennium Partner with reasonable quantities of eOn's standard promotional materials for the Products in the English language. Such materials shall include data sheets, catalogs, brochures, and reprints of its advertising art and shall be made available at eOn's then current published prices for such materials. These materials may be translated into other languages by Millennium Partner provided that Millennium Partner reproduces eOn's copyright notice and includes the language "Adapted and reproduced with the permission of eOn Communications Corporation" with eOn's copyright notice.

         C. Training. eOn shall periodically provide training classes for Millennium Partner's personnel (and personnel of other Millennium Partners and/or resellers) in the installation, configuration and service of


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                  the Products. Millennium Partner's employees shall be entitled to attend such classes on a first come-first served basis in accordance with rules and procedures established by eOn. All expenses for Millennium Partner's personnel attending eOn training classes, including travel, salary and accommodations, shall be borne by Millennium Partner. Millennium Partner shall pay eOn's then current published charges for attending such classes, less any applicable discounts. In the event
                  Millennium Partner desires that eOn provide training for Millennium Partner's personnel at a location other than eOn's training facility, Millennium Partner shall so advise eOn and eOn shall make reasonable efforts to accommodate Millennium Partner's needs (subject to mutual agreement on timing, location and on how related costs and expenses will be borne by each of them).

         D.       Service and Support

                  1. End User Service and Support. Millennium Partner agrees to provide high quality service and support on a consistent basis and at reasonable rates to all end users of Products purchased from Millennium Partner for the life of the Products. Millennium Partner shall at all times employ sufficient numbers of qualified and trained personnel to provide such service and support for Millennium Partner's customer base of Products. At a minimum, Millennium Partner shall employ at least one full-time customer service employee who has successfully completed eOn's technical training for the Products (or is otherwise certified by eOn as qualified to install, configure, maintain, service and support the Products in the Territory). Millennium Partner will cause additional customer service personnel to be trained in proportion to the size of Millennium Partner's customer base of Products, based on Millennium Partner's experience and eOn's recommendations.

                  2. Product Documentation. eOn shall provide Millennium Partner with eOn's standard documentation for the Products in the English language. Such documentation shall be suitable for the management, installation, maintenance, and configuration of the Products. eOn also shall provide Millennium Partner with periodic updates to the documentation as necessary to maintain the accuracy of the documentation as changes are made to the Products. Millennium Partner shall pay eOn's then current published prices for all such documentation.

                  3. Technical Assistance. eOn shall provide centralized technical assistance and consultation via the telephone or other electronic means to Millennium Partner regarding the Products in accordance with eOn's then current standard practices and published charges for such services.

XIII.    CONFIDENTIALITY.

         A. Company and eOn for their mutual benefit pursuant to a working relationship which has been or may be established anticipate that they may have access to or disclose or deliver to each other certain information relating to the other party and which is of a confidential or proprietary nature, hereinafter referred to as "Confidential Information."

         B. Confidential Information may be in any form, including without limitation, oral, written, graphic, demonstrative, machine recognizable or sample form, whether or not such material has been identified as proprietary or confidential. Confidential Information may also include but not be limited to, technical and business information on Company or eOn relating to:

                           1.       current and proposed products;

                           2.       current and proposed developments;

                           3.       technical, engineering and test data;

                           4.       financial information;

                           5.       sales and marketing plans and business
                                    strategies;

                           6.       present and potential customers and vendors.


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         C.       Each party agrees that at all times it shall keep in
                  confidence all Confidential Information of the other party, which may be disclosed from time to time; and each party agrees that it will exercise the same degree of care to preserve and safeguard the other party's Confidential Information as it takes to protect its own Confidential Information of similar importance.


         D. Each party agrees that it shall not publish, disseminate, copy or disclose to any person any Confidential Information of the other party without written approval of such party, and shall not use such Confidential Information for any purpose other than the contractual and prospective business arrangements between the two parties. Confidential Information may be disclosed to recipient's affiliates, contractors, and subcontractors only upon separate written approval by disclosing party, and all such affiliates, contractors, and subcontractors shall be bound in writing to comply with the conditions set forth in this Agreement.

         E. Each party hereby agrees to indemnify the other for any loss, damage or injury, however arising and including attorneys' fees, arising from the disclosure of Confidential Information in violation of this Agreement, or arising from any claim that its possession and use of the Confidential Information or other information, in each case disclosed to it pursuant to this Agreement, violates the proprietary rights of a third party.

         F. In no event shall either party be deemed to have any right or interest in or to any Confidential Information of the other party. This Agreement does not offer or grant to the receiving party any right in or license under any present or future patent, patent application, trademark, copyright or trade secret of the disclosing party, and the disclosure of any confidential or proprietary information to the receiving party hereunder shall not constitute any representation, warranty, assurance, guarantee or inducement by the disclosing party to the receiving party with respect to the infringement of patents or other rights of third parties.

         G. Each party agrees, if requested, to return to the other party all Confidential Information belonging to such other party (including all copies hereof), or to destroy all such Confidential Information and certify such destruction to the requesting party.

         H. Nothing in this Agreement shall be construed to impose a confidentiality obligation upon either party in connection with information:

                           1. Which was in the public domain at the time of transmission or thereafter enters the public domain without breach of this Agreement by the receiving party; or

                           2. Which was known and can be shown to be known to the receiving party at the time of transmission; or

                           3. Which is disclosed with the written approval of the disclosing party; or

                           4. Which was independently developed by the receiving party and can be shown to have been independently developed; or

                           5. Which becomes known by legal means to the receiving party from a source other than the disclosing party without breach of this Agreement by the receiving party; or

                           6. Which is required to be disclosed by judicial action so long as prior written notice of a party's intention to disclose pursuant to judicial shall have been given to the other party.

XIV.     SOFTWARE LICENSE; TRADEMARKS.

         A. Nonexclusive License. eOn hereby grants to Millennium Partner a personal, nontransferable and nonexclusive license for and during the Agreement term to use the Software within Millennium Partner's business organization with and as part of the Products for evaluation, demonstration and support of its End-User's as specified herein. Title to all Software, including modifications, adaptations, translations and derivatives, all know-how and all proprietary rights shall at all times remain with eOn and/or its suppliers. Millennium Partner shall neither have nor assert ownership of the Software either for itself or on behalf of any third party.

         B. Software License Limitations. The Software and documentation are protected under applicable patent, copyright and/or trade secret laws and contain confidential and proprietary information of eOn and its licensors. Millennium Partner shall abide by the terms of any proprietary notices or markings, and shall use the documentation and Software only for purposes contemplated by this Agreement, and shall not disclose to others or reproduce Software, unless specifically authorized by eOn. Millennium Partner shall be liable for all loss or damage to eOn from any failure to so abide or from any unauthorized disclosure of the documentation or Software to any other party. Millennium Partner shall not duplicate, modify, disassemble, de-compile, reverse engineer, re-host, retarget or perform competitive analysis on the Software. Millennium Partner's right to distribute shall also extend to any revisions to Software as are supplied by eOn and accepted by Millennium Partner during the term of this Agreement.

         C. Use of Trademarks by Millennium Partner. Millennium Partner may, with eOn's prior written consent, use certain Trademarks in connection with the business of marketing and selling the Products for installation in the Territory, subject to the terms and conditions set forth herein, and shall not use the Trademarks in any other manner without the express written consent of eOn.

                  1. Millennium Partner shall submit to eOn for the prior written approval of eOn in each case all proposed advertising and other promotional literature or material in which Millennium Partner desires to use any of the Trademarks or eOn's name. All advertising and other material utilizing any Trademarks shall include such statements or other identifying references as may be requested by eOn.

                  2. Millennium Partner acknowledges that all right, title, and interest in and to all the Trademarks in connection with the marketing and sale of Products lies solely with eOn. Millennium Partner agrees not to engage in any activities or commit any acts, directly or indirectly, which may contest, dispute, or otherwise impair such right, title, or interest of eOn therein. Millennium Partner shall neither acquire nor claim any right, title or interest in or to Trademarks adverse to the rights of eOn whether by virtue of this Agreement or through any use by Millennium Partner of the Trademarks which may be permitted by eOn through advertising and sale of the Products or otherwise. The parties agree that any and all uses of such Trademarks by Millennium Partner as may be permitted by eOn herein or in writing from time to time shall be in such manner as to inure at all times to the benefit of eOn.

                  3. Millennium Partner shall not utilize in connection with any of the Products, including the promotion, distribution, and sale of any of the Products, any trademark other than the Trademarks without obtaining the prior written authorization of such use from eOn.

                  4. If any trademarks, trade names or service marks of Millennium Partner are used by Millennium Partner in combination with the Trademarks in such manner as to be distinctive, such distinctive features and associated goodwill thereof shall become the property of and inure to the benefit of eOn, and Millennium Partner shall, without any payment or other consideration, execute such documents as are necessary to assign all rights thereto to eOn.

                  5. If Millennium Partner learns of any infringing use of the Trademarks, Millennium Partner shall promptly report the details thereof to eOn and shall cooperate with eOn in pursuing any remedies available to eOn or Millennium Partner.

                  6. Millennium Partner agrees to immediately discontinue all use of Trademarks upon termination or expiration of this Agreement, except in connection with the sale of Products purchased prior to termination or expiration.

XV.      PRODUCT WARRANTIES.

         A        eOn Limited Warranties

                  1. eOn warrants to Millennium Partner that the Products will substantially perform in accordance with eOn's user documentation. eOn will repair or replace any hardware component which fails to conform to the foregoing warranty at no charge to Millennium Partner provided that eOn is notified of the nonconformity during the warranty period. Defective hardware must be returned to eOn (transportation charges prepaid) during the warranty period for repair or replacement. This warranty shall not apply to any Products which have been altered or which have been repaired by anyone other than eOn or eOn certified personnel, which have not been maintained in accordance with any handling or operating instructions supplied by eOn, or which have been subjected to unusual physical or electrical stress, misuse, abuse, negligence or accidents.

                  2. eOn does not warrant that operation of Products will be uninterrupted or error free, or that Software is invulnerable to fraud or "hacking" and eOn hereby disclaims all liability on account thereof.

                  3. EON FURNISHES THE ABOVE WARRANTIES IN LIEU OF ALL OTHER WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY AND ALL WARRANTIES SHALL BE VOID AS TO SYSTEM COMPONENTS DAMAGED OR RENDERED UNSERVICEABLE BY: (1) THE ACTS OR OMISSIONS OF NON-EON PERSONNEL, OTHER THAN SUBCONTRACTORS EMPLOYED BY EON. (2) MISUSE, THEFT, VANDALISM, LIGHTNING, NEGLIGENCE, ACCIDENT, FIRE, WATER OR OTHER PERILS.
                           (3) MOVING, RELOCATION, ALTERATION OF OR ADDITIONS TO THE SYSTEM NOT AUTHORIZED BY EON. NO OTHER WARRANTIES, WRITTEN, OR ORAL, STATUTORY, EXPRESS OR IMPLIED SHALL APPLY TO THE SYSTEM. THE WARRANTIES IN THIS SECTION XV., ARE THE ONLY WARRANTIES MADE BY EON WITH RESPECT TO THE SYSTEM OR OTHERWISE.


         B.       Millennium Partner Warranties To Its Customers.

                  1. Millennium Partner shall make no representations to third parties regarding the performance or functional capabilities or characteristics of the Products beyond those stated in eOn's then current warranty statement, or as otherwise expressly authorized by eOn in writing.

                  2. eOn makes no warranty to Millennium Partner's customers.

                  3. Millennium Partner shall indemnify and hold eOn harmless from and against any claims, losses, costs, damages or liabilities which result from Millennium Partner's failure to comply with the provisions of Subsection B.1 or which are based on warranties provided by Millennium Partner to its customers with respect to the Products.

XVI.     INTELLECTUAL PROPERTY INDEMNIFICATION.

         A. Notwithstanding Section XVIII A., and subject to the provisions hereof, eOn shall defend, at its expense, any action brought against Millennium Partner based on a claim that a Product, when used in accordance with the terms of this Agreement, infringes a patent or copyright in within the Territory, provided eOn is notified promptly in writing by Millennium Partner of the claim, is given sole control of the defense and settlement, and is provided all reasonable assistance by Millennium Partner in connection therewith. eOn shall pay any costs, settlements and damages finally awarded against Millennium Partner in connection with the claims. If any Product is finally adjudged to so infringe, or in eOn's opinion such a claim is likely to succeed, eOn will, at its option: (i) procure for Millennium Partner the right to continue using the Product in the Territory; (ii) modify or replace the infringing Product so there is no infringement; or
                  (iii) refund the purchase price thereof to Millennium Partner, less a reasonable allowance for depreciation and use.

         B. eOn shall have no liability regarding any claim arising out of: (a) use of other than the then current, unaltered release of the Product, unless the infringing portion is also in the then current, unaltered release; (b) use of the Product in combination with non-eOn software, data or equipment if the infringement was caused by such use or combination; (c) any modification or marking of the Product not specifically authorized in writing by eOn; or (d) third party software.

         C. THE FOREGOING STATES THE ENTIRE LIABILITY OF EON AND THE EXCLUSIVE REMEDY FOR MILLENNIUM PARTNER RELATING TO INFRINGEMENT OF ANY PATENTS, COPYRIGHTS, MASK WORK RIGHTS, TRADE SECRETS OR OTHER INTELLECTUAL PROPERTY RIGHTS BY THE PRODUCTS AND THE PROVISIONS THEREOF ARE IN LIEU OF ANY OTHER EXPRESSED, IMPLIED OR STATUTORY WARRANTY AGAINST INFRINGEMENT.

         D. Millennium Partner shall hold eOn harmless from and against any expense or loss resulting from infringement of patents, copyrights, trademarks or other intellectual property rights arising from compliance with Millennium Partner's designs, specifications or instructions or resulting from Millennium Partner's combination of the Products with devices or elements not provided by eOn. License of the Products by eOn does not convey any license, by implication, estoppel or otherwise, under patent claims covering combinations of the Products with other devices or elements.

XVIII.   LIMITATION OF LIABILITY.

         A. EON'S ENTIRE LIABILITY UNDER THIS AGREEMENT SHALL BE FOR DIRECT DAMAGES IN AN AMOUNT NOT TO EXCEED THE AMOUNT ACTUALLY RECEIVED BY EON FROM MILLENNIUM PARTNER IN THE TWELVE MONTH PERIOD IMMEDIATELY PRECEDING THE CLAIM. EXCEPT WITH RESPECT TO CLAIMS BY EON FOR DAMAGES RELATING TO THE MISAPPROPRIATION OF EON'S INTELLECTUAL PROPERTY, INFRINGEMENT, OR MISUSE OF EON'S CONFIDENTIAL INFORMATION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR COMMERCIAL LOSS, WHETHER OR NOT FORESEEABLE, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT OR ITS PERFORMANCE, PARTIAL PERFORMANCE OR NONPERFORMANCE.

XIX.     ARBITRATION

                  Any disputes under this Agreement shall be resolved by binding arbitration ("Arbitration"). In the event of a dispute, either party hereto may make written demand on the other party hereto that the matter be submitted to Arbitration pursuant to the rules of the American Arbitration Association. Prior to submission of the dispute to Arbitration, and within twenty
                  (20) days of the written demand, the
                  demanding party shall provide the other party with a written notice setting forth the matters disputed and that party's proposed resolution of those matters. If within twenty (20) days thereafter, the other party does not agree to the proposed resolution, the demanding party may proceed with the Arbitration according to the rules of the American Arbitration Association. The determination of the arbitrator shall be conclusive of all matters, both factual and legal. The costs of any Arbitration, including attorney's fees, shall be awarded to the prevailing party.


XX.      GENERAL.


         A. All notices, orders, acceptances and communications between the parties hereunder shall be in writing in the English language (by mail, facsimile, telex or telegraph), postage or transmission costs prepaid, and shall be addressed to the parties at their Notice Addresses. All such notices, orders, acceptances and communications shall be deemed properly given when received by the party to whom it is addressed. Until changed by written notice given in accordance with the terms hereof, the notice address (the "Notice Address") of each party shall be the address following such party's name in the introduction to this Agreement.

         B. This Agreement shall be governed by and construed in accordance with the substantive laws of the United States, without regard to the conflict of laws provisions thereof and without regard to the UN Convention on Contracts for the International Sale of Goods. Millennium Partner acknowledges that the Products are subject to certain limitations under United States export control laws and regulations. Millennium Partner shall not re-export the Products outside the Territory and shall obtain an agreement from its customers and end-users not to re-export the Products outside the Territory without first obtaining any necessary licenses from applicable governmental authorities.

         C. Millennium Partner may not assign or transfer in whole or in part any of Millennium Partner's rights or delegate any of Millennium Partner's obligations under this Agreement, without the prior written consent of eOn. In the event of any Change of Ownership, Millennium Partner shall immediately provide eOn with written notice thereof.

         D. The relationship of the parties is that of independent contractors. No partnership, joint venture, franchise, agency, employment, fiduciary or other similar relationship is created by this Agreement. Neither party has any express or implied authorities to incur any obligation for or in any manner otherwise make any commitments on behalf of the other party. Millennium Partner shall employ its own personnel and shall be responsible for them and their acts and eOn shall not be liable to Millennium Partner, its employees, or third parties for any losses, injuries, damages, or the like occasioned by Millennium Partner's activities in connection with this Agreement, except as expressly provided herein. Millennium Partner shall be solely responsible for, and shall indemnify and hold eOn harmless from all claims, damages, or lawsuits arising out of the acts or omissions of Millennium Partner, its employees, servants, or agents in connection with this Agreement.

         E. Any failure by either party to enforce at any time any of the provisions, including without limitation, the termination provisions of this Agreement, shall not be construed to be a waiver of such provision or of the right of either party thereafter to enforce such provision.

         F. In the event either party institutes legal action (including arbitration) to enforce its rights under this Agreement, the prevailing party in such action shall be entitled to recover reasonable attorneys' fees and other costs of prosecuting the action in the amount allowed by the court or arbitrators.

         G. All provisions of this Agreement shall be considered as separate terms and conditions, and in the event any one shall be held illegal, invalid, or unenforceable, all the other provisions hereof shall remain in full force and effect, as if the illegal, invalid, or unenforceable provisions were not a part hereof.

         H. Either party's performance of any part of this Agreement will be excused to the extent that such performance is hindered, delayed or otherwise made impractical by: 1) the acts or omissions of the other party; 2) fires, floods, riots, strikes, labor disputes, freight embargoes, transportation delays, inability to secure fuel, material, supplies, equipment or power at commercially reasonable prices, acts of nature, acts of God or of the public enemy or acts of any federal, state or local government; or 3) any other cause (whether similar or dissimilar to those listed) beyond the reasonable control of the party whose performance is affected. If any such event occurs, the party whose performance is affected will notify the other party of the nature of the condition and the extent of the delay, and will make a reasonable, good faith effort to resume performance as soon as practicable.

         I. All of the Millennium Partner's obligations of confidentiality and all of eOn's representations and warranties set out in this agreement as well as the provisions concerning indemnity against third party claims, royalties and infringement, intellectual property rights and accounts and audit shall survive the expiry of the agreement or the termination of the agreement, as shall any other provision of the agreement which, by the nature of the rights or obligations set out therein, might reasonably be expected to be intended to so survive.

         J. If any provision of the Agreement is declared by a court competent jurisdiction to be invalid, illegal or unenforceable, such provision shall be severed from the Agreement and all other provisions of the Agreement shall remain in full force and effect.

         K. Millennium Partner agrees to allow eOn to issue a press release regarding execution of this Agreement and/or the sales to end-customers. The press release language and timing of release will be by mutual agreement of eOn and Millennium Partner. The Millennium Partner also agrees to serve as reference site and will, with reasonable advance notice, provide comments regarding the responsiveness and performance of eOn and its products to other potential eOn customers and/or partners.

         L. This Agreement shall be governed by and construed according to the laws of the state of Georgia, without regard to the conflict of laws provisions thereof.

         M. Any headings and titles used in this Agreement are for convenience only. They are not part of this Agreement and shall not be referred to in interpreting and construing terms and conditions hereof.

         N. The body of this Agreement, and all Exhibits referred hereto are a part of this Agreement and are incorporated herein by reference, and together constitute the sole and entire agreement of the parties with respect to the subject matter hereof. This Agreement supersedes and replaces any prior or contemporaneous discussions, proposals and representations, and may be modified only by written instrument and signed by the party sought to be bound.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


         eOn Communications Corporation         Millennium Partner
         By:                                    By:
            ----------------------------           -----------------------------

         Name:                                  Name:
              --------------------------             ---------------------------

         Title:                                 Title:
               -------------------------              --------------------------

         Date:                                  Date:
              --------------------------             ---------------------------

                                    EXHIBIT A

                 EON COMMUNICATIONS CORPORATION PRODUCT LISTING







                                 MILLENNIUM PBX

                             MILLENNIUM CALL CENTER

                       MILLENNIUM VOICE PROCESSING SYSTEM

                                 MILLENNIUM CTI

                               MILLENNIUM DESKTOP

                              MILLENNIUM NAVIGATOR

                                    EXHIBIT B


     EON COMMUNICATIONS CORPORATION MILLENNIUM PARTNER PRICING AND TERRITORY




MILLENNIUM PARTNER IS HEREBY APPOINTED AS AN EON COMMUNICATIONS AUTHORIZED MILLENNIUM PARTNER AT THE _____________________________ LEVEL.






MILLENNIUM PARTNER'S PRODUCT COSTS FROM EON ARE ESTABLISHED AS THE CURRENT EON AUTHORIZED MILLENNIUM PARTNER PRICE LIST, LESS A DISCOUNT OF_____________% (PERCENT).


         initialed by eOn:          initialed by Millennium Partner:
                          ---------                                 -----------



MILLENNIUM PARTNER'S AUTHORIZED TERRITORY IS DEFINED AS:


Generally a one hundred (100) mile radius of Millennium Partner's principal business address, along with other territory considerations hereof:





         initialed by eOn:          initialed by Millennium Partner:
                          ---------                                 -----------

                                    EXHIBIT C


            EON COMMUNICATION CORPORATION SALES DEMONSTRATION SYSTEMS




         1. An operational eOn Communications Millennium system, including analog and digital telephone interfaces.


         2.       An appropriate number of digital or analog telephone sets


         3. Optionally, other eOn Millennium applications (eVPS, Navigator, Millennium CTI, etc.), as appropriate.

                                    EXHIBIT D

               MILLENNIUM PARTNER INSURANCE COVERAGE REQUIREMENTS




Millennium Partner will keep in full force and effect Commercial General Liability Insurance, including:

PRODUCT LIABILITY AND COMPLETED OPERATIONS COVERAGE IN AMOUNTS OF NOT LESS THAN $100,000 PER PERSON,

$500,000 PER OCCURRENCE FOR PERSONAL INJURY OR DEATH AND PROPERTY DAMAGE,

AUTOMOBILE LIABILITY AND PROPERTY DAMAGE INSURANCE ON VEHICLES USED IN MILLENNIUM PARTNER'S BUSINESS,

WORKMEN'S COMPENSATION INSURANCE, AS REQUIRED BY THE LAW OF THE STATE OR STATES IN WHICH MILLENNIUM PARTNER OPERATES.


Millennium Partner shall furnish eON with certificates of insurance indicating the insurance carried by Millennium Partner and shall have its policies endorsed to require that the insurance company give eOn ten (10) days notice in the event of cancellation or non-renewal of any of these policies.